EXHIBIT 99

            Admiralty Bancorp, Inc., parent company of Admiralty Bank
                      announced today its results for 1999.

PALM BEACH GARDENS, Fla.--(BUSINESS WIRE)--Jan. 19, 2000--Admiralty Bancorp, Inc., (Nasdaq/NM:AAABB - news) parent company of Admiralty Bank announced today its results for 1999.

Admiralty Bancorp reported a net profit of $252,000, compared to a loss of $491,000 in 1998. For 1999, the Company's total interest income increased 97%, to $7,930,000 from $4,033,000 in 1998. This dramatic increase is attributable to the management team's continued focus on internal core growth. The Company's interest expense increased 125% over 1998, to $2,448,000 from $1,089,000 as a result of an 82% increase in total deposits and the Company's entry into a repurchase agreement. The Company was also successful in maintaining a relatively low cost of funds for the year ended December 31, 1999 when the company's cost of funds was 2.78% as compared to a cost of funds of 2.56% for 1998.

The dramatic growth in assets and deposits over the past twelve months is demonstrated as follows:

                           12/31/98          12/31/99            % Increase

         Total Loans       $ 47.4 million    $ 100.9 million      + 112.9%

         Total Deposits    $ 60.7 million    $ 110.3 million      +  81.7%

         Total Assets      $ 80.7 million    $ 140.0 million      +  73.5%

The Company has proven the ability to achieve rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $636,000 in 1999 as compared to a pre-tax loss of $491,000 in 1998. The pre-tax income for 1999 is net of $515,000 in depreciation and amortization expenses and $525,000 provision to the allowance for loan losses.

Mr. Ward Kellogg, President and CEO of Admiralty Bancorp, Inc. stated, "The Board of Directors and the staff of Admiralty Bank are very proud to have accomplished the very difficult task of producing tremendous internal quality growth while showing a bottom line profit simultaneously. We wish to thank our stockholders for believing in us and our customers for their loyalty. We all remain committed to serving the needs of our customers and creating shareholder value."

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Admiralty Bancorp, Inc. is the parent company for Admiralty Bank, a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and four branch offices located in Boca Raton, Juno Beach, Jupiter, and Melbourne, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.

Contact:

     WARD KELLOGG, 561/624-4701
      or
     MELISA KRATZ, 561/624-4701
      or
     LEONARDO G. ZANGANI, Investor Relations, 908/788-9660

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